UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                            SCHEDULE 14A INFORMATION


           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.   )

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                                          COMMISSION ONLY (AS PERMITTED BY
                                          RULE 14A-6(E) (2))
[X]   Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12
                        ORRSTOWN FINANCIAL SERVICES, INC.
  _____________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)
  _____________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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                     [Orrstown Financial Services, Inc. Logo]





Orrstown Financial Services, Inc.
77 East King Street
Shippensburg, Pennsylvania  17257

                                        April 5, 2005



                    Notice of Annual Meeting of Shareholders

     The Annual Meeting of Shareholders of Orrstown Financial Services, Inc. will be held on Tuesday, May 3, 2005, at 9:00 a.m., at the Shippensburg University Conference Center located at 500 Newburg Road, Shippensburg, Pennsylvania, to consider and take action on the following matters:

      1. Elect three directors to Class A for three year terms expiring in 2008; and

      2. Transact such other business as may properly come before the meeting.

     Your Board of Directors recommends a vote "FOR" the election as directors to Class A of the three nominees listed in the enclosed Proxy Statement.

     This Notice of Annual Meeting of Shareholders, the Proxy Statement and the enclosed Proxy card are being sent to shareholders of record at the close of business on March 18, 2005.






                                        Denver L. Tuckey
                                        Secretary

TABLE OF CONTENTS                                           Page

Annual Meeting Information                                    1

     Who is entitled to vote?                                 1
     On what am I voting?                                     1
     How does the Board of Directors recommend I vote on the
       proposals?                                             1
     How do I vote?                                           1
     What is a quorum?                                        2
     What vote is required to elect directors?                2
     Who will count the vote?                                 2
     What is the deadline for shareholder proposals for next
        year's Annual Meeting?                                2
     How are proxies being solicited?                         2

Share Ownership of Certain Beneficial Owners                  3

Share Ownership of Management                                 3

     Section 16(a) Beneficial Ownership Reporting Compliance  4

Election of Directors                                         4

     Nomination of Directors                                  5
     Biographical Summaries of Nominees and Directors         6
     Executive Officers                                       7
     Board Committees and Meeting Attendance                  8
     Audit Committee Report                                  10
     Compensation of Directors                               10
     Report on Executive Compensation                        11
     Company Performance                                     14
     Executive Compensation                                  15
         Summary of Compensation                             15
         Option Grants in 2004                               16
         Aggregated Option Exercises in 2004 and Year-end
           Option Values                                     16
         Retirement Benefits                                 17
         Change in Control Agreement                         18
     Transactions with Management                            18
     Independent Certified Public Accountants                19
     Shareholder Communications with the Board of Directors  20



                        ORRSTOWN FINANCIAL SERVICES, INC.
                               77 East King Street
                        Shippensburg, Pennsylvania 17257


                                 PROXY STATEMENT



Annual Meeting Information

     This proxy statement contains information about the Annual Meeting of Shareholders of Orrstown Financial Services, Inc. to be held Tuesday, May 3, 2005, beginning at 9:00 a.m., at the Shippensburg University Conference Center located at 500 Newburg Road, Shippensburg, Pennsylvania, and at any adjournments or postponements of the meeting. The proxy statement was prepared at the direction of the Company's Board of Directors to solicit your proxy for use at the Annual Meeting. It will be mailed to shareholders on or about April 5, 2005.

Who is entitled to vote?

     Shareholders owning Company common stock on March 18, 2005 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting. Each shareholder has one vote per share on all matters to be voted on. On March 1, 2005 there were 5,137,373 shares of Common Stock outstanding.

On what am I voting?

          You will be asked to elect 3 directors to Class A for three year terms expiring in 2008. The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the shareholders would be presented at the meeting, the proxies will vote according to the directions of Company management.

How does the Board of Directors recommend I vote on the proposals?

          The Board of Directors recommends a vote FOR the election of each of the three nominees as directors to Class A.

How do I vote?

     Sign and date each proxy form you receive and return it in the postage-paid envelope provided. If you sign your proxy form but do not mark your choices, your proxies will vote for the three persons nominated for election as directors to Class A.




     You may revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the Secretary, Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, Pennsylvania 17257, submit another properly signed proxy with a more recent date, or vote in person at the meeting.

What is a quorum?

     A "quorum" is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares. There must be a quorum for the meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law. Brokers holding shares in street name for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Such shares for which brokers have not received voting instructions from their customers are called "broker non-votes." Under Pennsylvania law broker non-votes will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the meeting only if such shares have been voted at the meeting on another matter other than a procedural motion.

What vote is required to elect directors?

     The three nominees for election as directors to Class A receiving the highest number of votes will be elected to the Board of Directors.

Who will count the vote?

     The Judges of Election appointed by the Board of Directors will count the votes cast in person or by proxy at the Annual Meeting.

What is the deadline for shareholder proposals for next year's Annual Meeting?

     Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission and the Company's By-laws. Proposals intended for inclusion in next year's proxy statement and proxy card must be received by the Company not later than December 6, 2005. All proposals should be addressed to the Secretary of the Company.

How are proxies being solicited?

     In addition to solicitation by mail, the officers, directors and employees of the Company may, without additional compensation, solicit proxies by telephone or personal interview. Brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Common Stock held by such persons and will be reimbursed by the Company for their expenses. The cost of soliciting proxies for the Annual Meeting will be born by the Company.


Share Ownership of Certain Beneficial Owners

     The Company does not know of any person who beneficially owned more than 5% of the Company's Common Stock on March 1, 2005, except as shown in the following table:

Name and address of       Common Stock           Percent of
  Beneficial Owner     Beneficially Owned           Class

Orrstown Bank              832,238(1)              16.20%
77 East King Street
Shippensburg, PA
17257

-------------------------------------------------------------------------

(1) Shares held directly by the Bank, or by way of its nominees, in its trust department as fiduciary for certain trusts, estates and agency accounts that beneficially own the shares. The Bank shares voting power as to 445,068 of these shares but, as a matter of policy, votes such shares solely in accordance with the directions, if any, of the persons with whom it shares voting power. The Bank has sole voting power as to 148,062 of these shares and, subject to the provisions of governing instruments and/or in accordance with applicable provisions of fiduciary law, may vote such shares in what it reasonably believes to be the best interest of the respective trust, estate or agency account for which it holds such shares. As a matter of policy, however, the Bank does not vote shares for which it has sole voting power.
The Bank does not have the right to vote the remaining 239,108 shares and disclaims beneficial ownership of such shares.


Share Ownership of Management

     The following table shows the number of shares of Company Common Stock beneficially owned by each incumbent director, each nominee and each executive officer named in the Summary Compensation Table appearing on page 15, and by all of the incumbent directors, nominees and executive officers of the Company as a group, as of March 1, 2005. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

                                          Common Stock
                  Name                    Beneficially
                                           Owned(1)(2)
    Anthony F. Ceddia                          4,794
    Jeffrey W. Coy                           28,888
    Jeffrey W. Embly                         21,994
    Bradley S. Everly                        21,387
    Philip E. Fague                          26,726
    Stephen C. Oldt                          21,257
    Andrea Pugh                              19,497
    Gregory Rosenberry                       33,946
    Kenneth R. Shoemaker                     59,497
    Glenn W. Snoke                           11,857

                                          Common Stock
                  Name                    Beneficially
                                           Owned(1)(2)
    Denver L. Tuckey                         10,193
    John S. Ward                               5,253
    Joel R. Zullinger                        27,585
    Directors, nominees and
    executive
    officers as a group (16
    persons including those named              320,295
    above)

------------------------------------------------------------------------------

(1) On March 1, 2005, none of the individuals named in the above table beneficially owned more than 1% of the outstanding shares of Company Common Stock, except Mr. Shoemaker who may be deemed to beneficially own 1.2% of the outstanding shares. On that date, all of the incumbent directors, nominees, and executive officers as a group beneficially owned approxi-mately 6.23% of the outstanding shares of Company Common Stock. Fractional shares beneficially owned by such individuals have been rounded down to the number of whole shares beneficially owned.
(2) The amounts shown include the following amounts of Common Stock that the indicated individuals and group have the right to acquire within 60 days of March 1, 2005 through the exercise of stock options granted pursuant to the Company's stock option plans: Mr. Ceddia, 2,467; Mr. Coy, 3,007; Mr. Embly, 16,610; Mr. Everly, 16,238; Mr. Fague, 19,544; Mr. Oldt, 7,000; Ms. Pugh,
   3,007; Mr. Rosenberry, 3,007; Mr. Shoemaker, 37,198; Mr. Snoke, 3,007; Mr. Tuckey, 3,007; Mr. Ward, 3,007; Mr. Zullinger, 3,007; and all directors, nominees and executive officers as a group, 149,244 shares.

     Section 16(a) Beneficial Ownership Reporting Compliance. Based on our records, we believe that during 2004 our directors and executive officers complied with all SEC filing requirements applicable to them.



                              ELECTION OF DIRECTORS

     The By-laws of the Company provide that the directors will serve in three classes, as nearly equal in number as possible, with each class of directors serving a staggered, three year term of office. At each annual meeting of shareholders, a class consisting of approximately one third of all of the Company's directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election and until their successors have been elected. At the Annual Meeting the shareholders will be asked to elect three directors to Class A to serve until the annual meeting of shareholders in 2008 or until their successor is elected.

     The Board of Directors has nominated the following persons for election as directors to Class A:



                                 Jeffrey W. Coy
                                  John S. Ward
                                Joel R. Zullinger

All of the nominees are presently serving as directors of the Company and of Orrstown Bank, the wholly owned bank subsidiary of the Company.

     Your shares of Company Common Stock represented by your proxy will be voted FOR the election of the three named nominees unless you mark the proxy form to withhold authority to vote for one or more of the nominees. If one or more of the nominees is unable or unwilling to serve as a director, the persons named in the proxy will vote for the election of such substitute nominee, if any, as will be named by the Board of Directors. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve as a director. Each nominee has expressed a willingness to serve if elected.

     The Board of Directors recommends a vote FOR the election of all three nominees as directors to Class A.

Nomination of Directors

     The Executive Committee of the Bank's Board of Directors reviews the qualifications of and makes recommendations regarding potential candidates to be nominated by the Board of Directors for election to the Board. Those candidates recommended by the Executive Committee are then submitted to the Board of Directors for approval as nominees. In making its recommendations, the Executive Committee determines the appropriate qualifications, skills and characteristics desirable for the Board of Directors in the context of the strategic direction of the Company and the Bank. Although there are no stated minimum criteria for nominees, the Executive Committee considers a variety of factors including a candidate's integrity, independence, qualifications, skills, experience, including experience in finance and banking, compatibility with other members of the Board of Directors, and such other factors as it may deem to be in the best interest of the Bank, the Company and its shareholders, which factors may change from time to time. The Executive Committee will consider candidates recommended to it by shareholders, other directors and other sources including the community and the Bank's regional advisory boards.

     In addition to recommending potential candidates to the Executive Committee, shareholders may nominate candidates for election to the Board of Directors of the Company in accordance with procedures set forth in the Company's By-laws. Shareholder nominations must be submitted not less than 30 days and not more than 50 days before the Annual Meeting of shareholders is scheduled to be held, and include a statement setting forth the background, education and business experiences of the nominee.

Biographical Summaries of Nominees and Directors
     Information about the nominees for election as directors to Class A at the Annual Meeting and information about the directors in Class B and Class C is set forth below.

                      CLASS A DIRECTORS - TERM EXPIRES 2008

                                   Principal occupation
                                   for last 5 years and    Director
      Name             Age          position with the        Since
                                         Company

Jeffrey W. Coy         53             Commissioner,         1984(1)
(2)                                Pennsylvania Gaming
                                  Control Board; former
                                  State Representative -
                                   89th District; Vice
                                     Chairman of the
                                   Company and the Bank

John S. Ward           67           President, Modern        1999
(3)                               Transit Partnership, a
                                        non-profit
                                   organization created
                                   to support bringing
                                     commuter rail to
                                  Central Pennsylvania;
                                   retired Chief Clerk,
                                    Cumberland County,
                                       Pennsylvania

Joel R.                56            Attorney-at-Law;       1981(1)
Zullinger                         Chairman of the Board
(2)                               of the Company and the
                                           Bank

                      CLASS B DIRECTORS - TERM EXPIRES 2007
                                   Principal Occupation
                                   for last 5 years and    Director
      Name             Age          position with the        Since
                                         Company
Gregory A.             50         President, Tri-Valley      1997
Rosenberry                          Forestry, Inc., a
                                  timber harvesting and
                                    wholesale business
Glenn W. Snoke         56           President, Snokes        1999
                                   Excavating & Paving,
                                           Inc.
Denver L. Tuckey       71          Retired businessman;      1995
(2) , (3)                            Secretary of the
                                   Company and the Bank
                  CLASS C DIRECTOR NOMINEES - TERM EXPIRES 2006

                                   Principal occupation
                                   for last 5 years and    Director
      Name             Age          position with the        Since
                                         Company

Anthony F.             61               President,           1996
Ceddia                                 Shippensburg
(3)                                     University

Andrea Pugh            52            Owner, PharmCare        1996
(3)                                   Consultants, a
                                   pharmacy consulting
                                         business

Kenneth R.             57          President and Chief       1986(1)
Shoemaker (2)                      Executive Officer of
                                   the Company and the
                                           Bank

------------------------------------------------------------------------------

(1) Includes service as director of Orrstown Bank during period prior to 1988, when Orrstown Bank became a wholly-owned subsidiary of the Company.
(2)  Member of the Executive Committee of the Bank.
(3)  Member of the Audit Committee.

Executive Officers

          In addition to Kenneth R. Shoemaker, President and Chief Executive Officer of the Company and the Bank, who also serves on the Board of Directors and whose biographical information is set forth above, the Executive Officers of the Company and/or the Bank are:

          Philip E. Fague - age 45; Executive Vice President and Assistant Treasurer of the Company; and Executive Vice President and Chief Sales and Service Officer of the Bank.

          Stephen C. Oldt - age 62; Executive Vice President and Assistant Secretary of the Company; and Executive Vice President and Chief Operations Officer of the Bank.

     Bradley S. Everly - age 53; Senior Vice President and Treasurer of the Company; and Senior Vice President and Chief Financial Officer of the Bank.

     Barbara E. Brobst - age 46; Vice President and Senior Trust Officer of the Bank.

          Stephen C. Caldwell - age 56; Vice President and Director of Human Resources of the Bank.




          Jeffrey W. Embly - age 34; Vice President of the Company; and Vice President and Senior Loan Officer of the Bank.

          Benjamin S. Stoops - age 53; Vice President and Chief Technology Officer of the Bank.

Board Committees and Meeting Attendance

     During 2004 the Board of Directors of the Company met 13 times and the Board of Directors of Orrstown Bank met 12 times. The Board of Directors of the Company has an Executive Committee that did not hold any meetings in 2004, and an Audit Committee. The Board of Directors of the Bank has an Executive Committee. During 2004 all of the Directors of the Company and the Bank attended at least 75% of all meetings of the respective Boards and Committees on which they served. In addition, although the Company does not have a formal policy regarding the attendance by Directors at the Annual Meeting of Shareholders, it is generally expected that each Director will attend. All of the Company's Directors attended the Annual Meeting of Shareholders in 2004.

     Executive Committee. The Executive Committee of the Bank's Board of Directors acts on matters between regular meetings of the Board of Directors. The Executive Committee also makes recommendations regarding compensation to the Board of Directors and, as described above under the heading "Nomination of Directors," reviews the qualifications of and makes recommendations to the Board of Directors regarding potential candidates to be nominated for election to the Board of Directors. The Executive Committee met 13 times during 2004. The members of the Executive Committee are Jeffrey W. Coy, Chairman, Kenneth R. Shoemaker, Denver L. Tuckey and Joel R. Zullinger. The same individuals also constitute the Executive Committee of the Board of Directors of the Company. Although they hold offices of the Company and the Bank, the Board of Directors has determined that Messrs. Coy, Tuckey and Zullinger are independent as defined in the listing standards of the National Association of Securities Dealers, Inc.
(NASD) because they hold such offices in their capacities as Directors and because they do not, except as Directors, perform a policy making function, and are not otherwise in charge of a principal business unit, division or function of the Company or the Bank. As President and Chief Executive Officer of the Company and the Bank, Mr. Shoemaker is not independent.

     Audit Committee. The Audit Committee is responsible for providing independent oversight and review of the Company's accounting functions and financial reporting and internal control systems. The Audit Committee monitors the preparation of quarterly and annual financial reports by Company management, including reviewing with management and the Company's independent auditors the scope and results of the annual audit and recommendations made by the independent auditors and related management responses, and reviews prior to filing all annual and quarterly reports and proxy statements filed with the Securities and Exchange Commission (SEC). The Audit Committee also is responsible for matters concerning the relationship between the Company and its independent auditors including their appointment, compensation and retention; approval of their audit and permissible non-audit services prior to engagement; and determining whether the independent auditors are "independent." In addition, the Audit Committee oversees management's implementation and reviews the effectiveness of the Company's internal control systems including reviewing policies relating to legal and regulatory compliance, ethics and conflicts of interest; and reviewing the activities and recommendations of the Company's internal auditing program.

     The Board of Directors revised the Audit Committee Charter in 2003 in order to bring it into conformity with requirements specified in the Sarbanes-Oxley Act of 2002 and related SEC regulations. A copy of the Audit Committee Charter, as revised, was included as Appendix A to the Company's Proxy Statement in connection with the 2004 Annual Meeting of shareholders and, unless sooner amended, will again be included as an Appendix to the Proxy Statement for the Annual Meeting of shareholders in 2007, in accordance with SEC Rules.

     The members of the Audit Committee are Andrea Pugh, Chair, Anthony F. Ceddia, Denver L. Tuckey and John S. Ward, each of whom the Board of Directors has determined to be independent as defined in NASD listing standards. The Audit Committee Charter provides that the Audit Committee shall consist of at least 3 directors, each of whom is to be "independent" as defined by applicable law and regulation, and who also is free of any relationship that, in the opinion of the Board, could interfere with the exercise of their independent judgment.

     The Audit Committee Charter also provides that at least one member of the Audit Committee must have accounting or related financial management expertise as the Board of Directors interprets such qualifications in its business judgment. Although the Board of Directors believes that it is appropriate for the Audit Committee to have at least one member with accounting or related financial management expertise, it also believes that there are a number of other important factors, discussed above with respect to the factors considered by the Executive Committee in connection with candidates for nomination for election to the Board of Directors, that affect Board composition. In accommodating each of these factors and composing a Board of Directors that is, as a whole, strong in its collective knowledge of and diversity of skills and experience with respect to the business of banking and the communities and markets in which the Bank competes, together with demonstrated qualities exhibiting leadership, vision and business judgment, it is possible that from time to time no member of the Board of Directors will fully satisfy all conditions of the definition of "audit committee financial expert" in SEC Regulation S-K.

     The Board of Directors believes that John S. Ward has the requisite financial management expertise required by the Audit Committee Charter as a result of his experience as Chief Clerk of Cumberland County, Pennsylvania, from which he is retired, and as President of Modern Transit Partnership. In each of these positions Mr. Ward has had ultimate responsibility for overseeing and assessing the performance of the County and the Partnership in the preparation of their respective financial statements, providing him with an understanding of and familiararity with generally accepted accounting principles and internal controls over financial reporting. The Board of Directors, however, has determined that Mr. Ward is not an "audit committee financial expert" as defined in SEC Regulation S-K principally because his experience in these positions has not presented to him the breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues raised by the Company's financial statements.

     The Audit Committee Charter provides that the Audit Committee is to meet at least 4 times each year. The Audit Committee met 5 times during 2004.

Audit Committee Report

     The Audit Committee has reviewed and discussed with management the Company's audited financial statements for the year ended December 31, 2004.
The Audit Committee also has discussed with Smith Elliott Kearns & Company, LLC, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees); received from Smith Elliott Kearns & Company, LLC, the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and, has discussed with Smith Elliott Kearns & Company, LLC, that firm's independence. In that regard, the Audit Committee has considered whether the provision by Smith Elliott Kearns & Company, LLC, of certain limited permissible non-audit services in addition to its audit services is compatible with maintaining that firm's independence and has determined that it is. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

                                   Audit Committee:

                                   Andrea Pugh, Chair
                                   Anthony F. Ceddia
                                   Denver L. Tuckey
                                   John S. Ward

Compensation of Directors

     Directors' Fees. During 2004, each director of the Company received $600.00 for each meeting of the Company Board of Directors attended and $250.00 for each committee meeting attended. Each director of Orrstown Bank was paid an annual retainer fee of $9,500.00 and a fee of $600.00 for each meeting attended. Non-employee directors also receive $250.00 for each committee meeting attended. In addition, in 2004 the Chairman of the Board of the Bank received an annual fee of $11,500, the Vice Chairman received an annual fee of $9,500 and the Secretary received an annual fee of $8,500.

     Deferred Compensation Plan. In 1995, the Company and Orrstown Bank established a non-qualified deferred compensation plan for directors. Participation in the plan is voluntary. Kenneth R. Shoemaker, President and Chief Executive Officer of the Company and the Bank, and Stephen C. Oldt, Executive Vice President and Chief Operating Officer of the Bank, also participate in the Plan. Each participant may elect each year to defer all or a portion of his or her directors' fees or, in the case of Messrs. Shoemaker and Oldt, base salary. Those deferring compensation must begin withdrawals from the plan by age 75. The amounts deferred are invested in a rabbi trust with the trust department of Orrstown Bank as trustee. The participants direct the investment of their own accounts and there is no guarantee as to investment performance. Growth of each participant's account is a result of investment performance and not as a result of an interest factor or interest formula established by the participant.

     In addition, Orrstown Bank has a separate deferred compensation arrangement with seven of its directors or former members of its Board of Directors whereby a director or his or her beneficiaries will receive a monthly benefit beginning at age 65. The arrangement is funded by an amount of life insurance on each participating director calculated to meet the Bank's obligations under the compensation agreement. The cash value of future benefits to be paid, which are included in other liabilities on the Company's consolidated balance sheet, amounted to $121,009 at December 31, 2004. Annual expense of $11,520 was charged to operations for 2004.

     Directors Retirement Plan. In 1998 Orrstown Bank established a director's retirement plan which provides participating directors a $12,000 per year benefit (indexed for inflation by 4.00% per year until payments commence) for the lesser of ten years or the number of years served. This program encourages current directors to continue to serve as directors and enables the Bank to reward its long-serving directors for their valuable services.

     Non-Employee Director Stock Option Plan of 2000. On January 27, 2000, the Board of Directors of the Company approved the Orrstown Financial Services, Inc. Non-Employee Director Stock Option Plan of 2000. The Directors' Option Plan is a formula plan under which options to purchase shares of Company Common Stock are granted each year to directors in office on April 1. The number of options granted each year is based on the Company's return on average equity for the most recent fiscal year. All options have a term of 10 years from the regular grant date, are fully exercisable from the regular grant date and have an exercise price equal to the "fair market value" of Company Common Stock as of the date of the grant of the option. As long as shares of Company Common Stock are traded over-the-counter and quotations for the shares appear on the NASD's OTC Bulletin Board service, "fair market value" will mean the average of the average of the daily high bid and low offer quotations for shares of Company Common Stock reported through the OTC Bulletin Board service for the 10 trading days immediately preceding the date of the grant of the option. If no bid or no offer quotations are available during the 10 day pricing period, then "fair market value" will mean the price of the last trade reported for the shares through the OTC Bulletin Board service. If a director "retires," whether as a result of reaching mandatory retirement age, or under any other circumstances the Board of Directors, in its discretion, may determine to constitute retirement, the options previously granted to the director will expire at their scheduled expiration date. If a director's service as a director terminates for any other reason, the options previously granted to the director will expire six months after the date of termination of service unless scheduled to expire sooner. In April 2004, each director, except Mr. Shoemaker, was granted an option covering 301 shares of Company Common Stock at an exercise price of $43.13 per share.

Report on Executive Compensation

     The Company does not have a compensation committee and no compensation was paid to executive officers of the Company by the Company in 2004. All compensation was paid by the Bank.

     The Executive Committee of the Bank, composed of three non-employee Directors of the Bank and Kenneth R. Shoemaker, President and Chief Executive Officer of the Company and the Bank, conducts a full review each year of the Bank's executive compensation programs and is responsible for making recommendations to the full Board of Directors. Mr. Shoemaker does not participate in the Committee's evaluation of his performance for purposes of his compensation. With respect to other executive officers, the Committee considers the recommendations of Mr. Shoemaker before making final recommendations to the Board of Directors.

     The Bank's executive compensation program has four main components:

     Base Salary. The Executive Committee determines base salaries for executive officers based upon competitive pay practices of other banks of similar size on a regional basis for similar positions and responsibilities.
The Executive Committee obtains comparisons of base salaries paid by other banks from various sources, including L. R. Webber Associates, a Holidaysburg, Pennsylvania consulting firm. Annually, the Executive Committee recommends changes in base salaries of executive officers based on its evaluation of past performance, job duties, scope and responsibilities and expected future contributions. In determining the level of base salary, an individual's personal performance in achieving previously established goals is the most important factor.

     Executive Incentive Plan. The Executive Committee also oversees the Bank's Executive Incentive Plan established in 1998. The purpose of the Plan is to support and promote the pursuit of the Bank's organizational objectives and financial goals through the payment of annual cash bonuses to executive officers and other key employees. Under the Plan, the percentage increase in earnings for the year is given a 75% weighting and the percentage increase in funds (deposits and short-term purchased funds) for the year is given a 25% weighting. The resulting percentage factors are then added together, resulting in a bonus percentage factor to be applied to an executive's salary to determine the amount of his or her bonus. For example, a 10% increase in earnings and a 20% increase in funds would result in a 12.5% bonus percentage factor (10% x .75 = 7.5%, 20% x .25 = 5%; 7.5% + 5% = 12.5%). Assuming a base salary of $100,000, the amount of the bonus would be $12,500. Under the Plan, the Bank will pay out 50% of the bonus amount in the year to which the bonus relates, 25% in the next year and 25% in the second year. Thus, the amounts reported below in the Summary Compensation Table as paid in 2004 pursuant to the Executive Incentive Plan include 50% of the bonus amount earned in 2004, 25% of the bonus amount earned in 2003 and 25% of the bonus amount earned in 2002. The bonus amounts as to which payment is deferred to subsequent years are not vested and may be forfeited by an employee whose employment with the Bank is terminated prior to payment of the deferred amounts. In addition, in 2002, 2003 and 2004, the Board of Directors determined, within its discretion under the Plan, to actually fund bonuses under the Plan at the rate of 50% of the bonus amount calculated pursuant to the principles described above. The Executive Committee and the Board of Directors have complete discretion as to whom bonuses will be awarded under the Plan and have the further discretion to award bonuses in excess of the amounts calculated pursuant to the Plan.



     Stock Options. On January 27, 2000, the Board of Directors of the Company unanimously approved and adopted the Employee Stock Option Plan of 2000. The Stock Option Plan was ratified by the shareholders at the 2000 Annual Meeting. The purpose of the Stock Option Plan is to promote the long term success of the Company and the creation of shareholder value by providing additional incentives to those officers and key employees who are in a position to contribute to the long term growth and profitability of the Company; assist the Company to attract, retain and motivate key personnel with experience and ability; and link employees receiving stock options directly to shareholder interests through increased stock ownership.

     The Executive Committee, on behalf of the Board of Directors, administers the Stock Option Plan, and determines the number of shares to be covered by each option, the term of the option, the period of time for options to vest after grant, if any, and other terms and limitations applicable to the exercise of the option. All options awarded under the Stock Option Plan are exercisable at an option price equal to the "fair market value" of the Company's common stock at the date of grant of the option. As long as shares of Company common stock are traded over the counter and quotations for the shares appear on the NASD's OTC Bulletin Board service, "fair market value" shall mean the average of the daily high bid and low offer quotations for shares of Company common stock reported through the OTC Bulletin Board service for the 10 trading days immediately preceding the relevant date. If no bid or no offer quotations are available during the 10 day pricing period, then "fair market value" will mean the price of the last trade reported for the shares through the OTC Bulletin Board service. Grants to officers of the Company and other key employees are based on criteria established by the Executive Committee including, past performance, job duties, scope and responsibilities and contributions to overall Company performance.

     Deferred Compensation and Supplemental Benefit Programs. The Bank has established certain deferred compensation and supplemental benefit programs described elsewhere in this proxy statement for certain of its executive officers. The purposes of these programs are to provide to those executive officers an economic incentive for long term service to the Company and the Bank. The Executive Committee believes that these programs are competitive with those offered by other banks of similar size on a regional basis.

     Chief Executive Officer Compensation. Mr. Shoemaker's compensation for 2004 was established based upon the same factors and policies used to establish compensation for executive officers generally.

                                        Executive Committee:

                                        Jeffrey W. Coy, Chairman
                                        Kenneth R. Shoemaker
                                        Denver L. Tuckey
                                        Joel R. Zullinger





Company Performance

     The following graph shows a five-year comparison of the cumulative total return on Company Common Stock as compared to two other indexes: the S&P 500 Index and an index of banks with assets of between $500 million and $1 billion. For 2001, 2002, 2003 and 2004, shareholder returns on Company Common Stock are based upon trades reported by the National Association of Securities Dealers' Inc.'s OTC Bulletin Board service. For prior years, shareholder returns on Company Common Stock are based upon reports to the Company by shareholders that bought or sold shares during the indicated periods. The Company is not aware of all prices at which shares traded during such periods. The shareholder returns shown in the graph are not necessarily indicative of future performance.

                        Orrstown Financial Services, Inc.


                                                 Period Ending
Index                     12/31/99  12/31/00  12/31/01   12/31/02   12/31/03 12/31/04
Orrstown Financial          100.00    106.81    111.08     136.07     206.59   279.98
Services, Inc.
S&P 500*                    100.00     91.20     80.42      62.64      80.62    89.47
SNL $500M-$1B Bank          100.00     95.72    124.18     158.54     228.61   259.07
Index

The performance illustrated assumes that $100 was invested in Company Common Stock and each index on December 31, 1999 and that all dividends were reinvested.

Executive Compensation
     Summary of Compensation. The following table shows cash and other compensation paid or accrued during the last three fiscal years to the Bank's Chief Executive Officer and other executive officers who received total annual salary and bonus exceeding $100,000 in 2004.

                           SUMMARY COMPENSATION TABLE

                                                           Long-Term
                                         Annual          Compensation
                                     Compensation(1)
                                                          Securities
    Name and principal       Fiscal                       underlying    All other
         position             Year   Salary   Bonus         options    compensatio
                                      (2)      (3)                        n (4)


Kenneth R. Shoemaker,         2004  $207,692 $45,000         9,000       $83,570
President and Chief           2003   185,000  30,000         8,400        78,683
Executive Officer             2002   175,000  30,000         8,400        68,526

Philip E. Fague,              2004  $135,000 $22,000         4,500       $29,944
Executive Vice President      2003   120,000  15,000         4,500        26,880
and                           2002   110,000  15,000         4,724        23,344
Chief Sales and Service
Officer

Stephen C. Oldt,              2004  $135,000  $15,000        4,000       $54,014
Executive Vice President      2003   120,000   15,000        3,000        50,987
and                           2002   110,000   10,000        2,624        44,518
Chief Operations Officer

Bradley S. Everly,            2004  $122,538  $18,000        4,000       $36,191
Senior Vice President and     2003   113,000   10,000        3,000        34,352
Chief Financial Officer       2002   110,000   10,000        2,624        29,486

Jeffrey W. Embly,             2004  $114,231  $15,000        4,000       $20,456
Vice President and Senior     2003    93,000   10,000        4,000        16,275
Loan Officer                  2002    88,000   10,000        4,200        15,400

------------------------------------------------------------------------------

 (1) None of the named executive officers received perquisites and other personal benefits in excess of 10% of total annual salary and bonuses.
(2) Amounts shown include compensation earned and received as well as amounts earned but deferred at the election of the executive officer.
(3)  Includes bonuses earned in 2004 under the Executive Incentive Plan.
(4) Includes for 2004 for Messrs. Shoemaker, Fague, Oldt, Everly and Embly, respectively, the following compensation amounts: (i) profit sharing contributions, $31,296, $20,463, $20,277, $18,381 and $17,135; (ii)
     matching contributions to the 401(k) plans, $6,027, $4,093, $4,055, $3,676 and $3,321; (iii) the present value of the economic benefit to the executive from premiums paid by the Company to purchase split dollar life insurance contracts under the Company's salary continuation plan for Messrs. Shoemaker, Fague, Oldt and Everly, respectively, $44,715, $3,780, $28,932 and $13,820; (iv) the amount of premiums paid by the Company for death benefit in excess of $50,000 under the Company's group term life replacement plan for Messrs. Shoemaker, Fague, Oldt and Everly, respectively, $766, $179, $750 and $314; and (v) cash payments in lieu of benefits under the Company's cafeteria plan not selected by Mr. Shoemaker, $766, or by Mr. Fague, $1,429.

     Option Grants in 2004. The following table shows all grants of stock options in 2004 to the executive officers named in the Summary Compensation Table under the Company's Employee Stock Option Plan of 2000.

                               Individual Grants

                                   % of
                     No. of       total
                   securities    options
                   underlying    granted    Exercise
                     options        to       price    Expiratio     Grant Date
       Name          granted    employees  ($/share)    n Date     Present Value
                                in fiscal                               (1)
                                   year

  Kenneth R.              9,000     20.69%     $40.70    6/24/14     $113,400.00
  Shoemaker

  Philip E.               4,500     10.34%     $40.70    6/24/14    $  56,700.00
  Fague

  Stephen C.              4,000      9.20%     $40.70    6/24/14    $  50,400.00
  Oldt

  Bradley S.              4,000      9.20%     $40.70    6/24/14    $  50,400.00
  Everly

  Jeffrey W.              4,000      9.20%     $40.70    6/24/14    $  50,400.00
  Embly

------------------------------------------------------------------------------

 (1) Based on the Black-Scholes model adapted for use in valuing executive stock options. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.
     In determining the Black-Scholes value, the following underlying assumptions were used: (i) stock price volatility represents the standard deviation in stock prices for Company Common Stock during the 12 month period prior to grant of the option (32.18%); (ii) dividend yield represents the cumulative dividends per share for the 12 month period prior to grant of the option, divided by the average monthly price of Company Common Stock over the same period (1.18%); (iii) the risk-free rate of return represents the average monthly yield on US Treasury Notes maturing within 9 to 10 years after the date of grant (3.85%); and, (iv) an expected time of exercise of five (5) years.


     Aggregated Option Exercises in 2004 and Year-end Option Values. The following table shows information for the executive officers named in the Summary Compensation Table regarding exercises of options by them during 2004 and the number and value of unexercised options held by them at December 31, 2004.

                                                Number of       Value of unexercised
                                               securities                in-
                                               underlying       the-money options at
                                               unexercised         year end($)(2)
                                           options at year end

                   Shares
                 acquired on      Value        Exercisable           Exercisable
     Name         exercise      Realized      Unexercisable         Unexercisable
                                   (1)

Kenneth R.              5,800     $117,755  37,198         - -    $698,946        - -
Shoemaker

Philip E.               3,000      $84,735  19,544         - -    $370,524        - -
Fague

Stephen C.              4,828      $86,535                 - -   $  70,435        - -
Oldt                                         7,000

Bradley S.                - -          - -  16,238         - -    $316,084        - -
Everly

Jeffrey W.              4,410      $89,534  16,610         - -    $307,430        - -
Embly

------------------------------------------------------------------------------

(1) The "Value Realized" is equal to the difference between the option exercise price and the "fair market value" of Company's Common Stock on the date of exercise, determined under the terms of the Company's Employee Stock Option Plan of 2000 to be the average of the daily high bid and low offer quotations for shares of Company Common Stock reported through the OTC Bulletin Board service for the 10 trading days preceding the date of exercise.
(2) Represents the difference between the option exercise price and the "fair market value" of Company Common Stock on December 31, 2004, determined under the terms of the Company's Employee Stock Option Plan of 2000 to be the average of the daily high bid and low offer quotations for shares of Company Common Stock reported through the OTC Bulletin Board service for the 10 trading days preceding December 31, 2004.

     Retirement Benefits. In 1988 Orrstown Bank established a profit sharing plan covering all employees who have attained age 21, completed one year of service and have worked for 1,000 hours or more during the plan year. Upon becoming eligible to participate in the plan, an employee is fully vested. Contributions to the plan are based on bank performance and are at the discretion of the Bank's Board of Director's. Substantially all of the Bank's employees are covered by the plan. The total amount allocated in 2004 to the executive officers identified in the Summary Compensation Table was $107,552.

     In 1992 the Bank established a 401(k) plan for its employees. The Bank makes annual matching contributions of up to 50% of employee contributions to the plan. The total amount allocated in 2004 to the executive officers identified in the Summary Compensation Table was $21,172.

     In 1998, the Bank's Board of Directors established salary continuation plans for Kenneth R. Shoemaker, Bradley S. Everly, Stephen C. Oldt and Philip E. Fague, in order to provide them with supplemental retirement income so that when combined with Social Security and amounts available under the Bank's profit sharing and 401(k) plan, they will be provided a total retirement income equal in amount to 70% of final annual salary. In projecting the amount of an employee's final annual salary, annual salary was assumed to increase at the rate of 5% per year. Vesting in the benefits of the salary continuation plans is determined within the discretion of the Board of Directors. As a result, an intended purpose of the plans is to provide an incentive to such persons to continue in the employ of the Bank.

     In 1998, the Bank's Board of Directors also established an officer group term replacement plan for the benefit of Messrs. Shoemaker, Everly, Oldt and Fague. This plan provides participating officers with a benefit equal to two times current salary with no cap. Under the plan the officer receives the same coverage as he currently receives under the Bank's group term plan at less cost to the Bank while the officer is employed. The officer receives continued coverage after retirement for a small annual charge. The post-retirement coverage will approximate two times annual salary (not to exceed the net coverage purchased).

     Change in Control Agreement. The Company and the Bank have entered into a change in control agreement with Mr. Shoemaker. The agreement generally provides that in the event of termination of Mr. Shoemaker's employment (other than for cause) with the Company or the Bank under certain circumstances following a "change in control" of the Company or the Bank, Mr. Shoemaker will be entitled to receive continued payment of his annual cash compensation for three years. If Mr. Shoemaker would obtain other employment at any time during the three year period, his compensation from his new employer would be offset against the amounts to be paid to him under the agreement. The agreement also provides that the Company will continue to provide Mr. Shoemaker with available insurance coverages in effect at the time of his termination pursuant to a change in control for a period of three years, offset by coverage for any subsequent employment, or until he reaches age 65. For purposes of the agreement a "change in control" is defined to include an acquisition of 20% or more of the outstanding voting securities of the Company; a merger or consolidation of the Company or the Bank if, as a result of the transaction, less than 50% of the voting securities of the surviving corporation are owned by the former shareholders of the Company; a sale of substantially all the assets of the Company; or the occurrence of any other event designated by a majority of the non-employee directors to constitute a change in control for purposes of the Agreement.

Transactions with Management

     During 2004 some of the directors and executive officers of the Company and the Bank, members of their immediate families and some of the companies with which they are associated, had banking transactions in the ordinary course of business with the Bank and may be expected to have similar transactions in the future. These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

     During 2004, Snokes Excavating & Paving, Inc., of which Glenn W. Snoke, a Director of the Company and the Bank, is President, performed certain paving and excavating services in the ordinary course of business on behalf of the Bank, directly, and pursuant to subcontracts with the Bank's general contractors in connection with the construction of new branch offices of the Bank. The total amounts paid to Snokes Excavating & Paving, Inc. for such services in 2004, whether directly or indirectly through the Bank's general contractors, were $217,926.

Independent Certified Public Accountants

     The Board of Directors again has selected Smith Elliott Kearns & Company, LLC, as the Company's independent certified public accountants for 2005. Representatives of the firm are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     Audit Fees and Non-Audit Fees. Aggregate fees billed for professional services rendered for the Company and the Bank by Smith Elliott Kearns & Company, LLC, as of and for the fiscal years ended December 31, 2004 and 2003 are set forth below:

                         2004           2003

Audit Fees             $34,625        $23,175
Audit Related Fees           0            540
Tax Fees                     0            560
All Other Fees             900             0

                    ----------     ----------

    TOTAL              $35,525        $24,275

                    ==========      =========

     Audit Fees for 2004 and 2003 were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly review of the financial statements included in the Company's Quarterly Reports on Form 10-Q, consents and other assistance required to complete the year end-audit of the consolidated financial statements, assessment of the Company's internal controls, and in the preparation of the Company's Annual Report on Form 10-K.

     Tax Fees for 2003 were for assistance in the preparation of a petition for a refund of Pennsylvania sales taxes.

     All Other Fees for 2004 were for assistance with the transfer of the Bank's 401(k) data to a new service provider.

     All of the services for which Tax Fees were paid in 2003 and All Other Fees were paid in 2004 were approved by the Audit Committee pursuant to the de minimus exception provided by Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X.

     Smith Elliott Kearns & Company, LLC also performs certain administrative and regulatory compliance related services on behalf of certain retirement plan accounts for which the Bank acts as custodian. Discretion with respect to the engagement of Smith Elliott Kearns & Company, LLC is vested in each plan administrator and the fees paid to Smith Elliott Kearns & Company, LLC for such services are expenses of and paid from the funds of each of the respective retirement accounts. Such fees are not included among the fees reported above.



Shareholder Communications with the Board of Directors

     The Company does not have a formal process by which shareholders may send communications to the Board of Directors. As a matter of practice, shareholder communications received by the Company are included under the topic "Correspondence" with the Board meeting materials routinely furnished by management to Directors in connection with meetings of the Board of Directors. In addition, shareholder communications determined by the Chief Executive Officer, in his discretion, to require immediate attention, also are promptly furnished by him to the Chairman. When and as appropriate, the Company seeks to provide a timely response to shareholder communications it receives.



                   [ ORRSTOWN FINANCIAL SERVICES, INC. LOGO ]



This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Barbara A. Brobst and Robert B. Russell, or either of them, each with full power of substitution as attorneys and proxies of the undersigned to vote all Orrstown Financial Services, Inc. Common Stock of the undersigned at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 3, 2005, at 9:00 A.M., at the Shippensburg University Conference Center located at 500 Newburg Road, Shippensburg, Pennsylvania, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting.

Where a vote is not specified, the proxies will vote shares represented by this Proxy FOR the election of all three nominees for director to Class A and will vote in accordance with the directions of Company management on such other matters that may properly come before the meeting.

Please mark your votes as indicated in this example              [X]

Proxy Item 1 - Election of three directors to Class A to serve for a three (3) year term. Nominees: Jeffrey W. Coy, John S. Ward and Joel R. Zullinger.

     FOR all nominees listed herein     WITHHOLD AUTHORITY
     (except as withheld) in space to vote for all nominees listed
     provided                 herein

                          [      ]                      [       ]

(Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)
-----------------------------------------------------------------------------

Please date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., full title as such should be shown. For joint accounts, each joint owner should sign. If more than one trustee is listed, all trustees should sign, unless one trustee has power to sign for all.

                               (Signature of Shareholder)

------------------------------------

                               (Signature of Shareholder)

------------------------------------

Dated:                        , 2005

       -----------------------